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                                                                   EXHIBIT 4.4.2


The Company agreed to amend those certain Warrant Certificates covering 107,727 shares of common stock of the Company previously issued to certain principals of Batchelder and Partners, Inc. pursuant to a Warrant Agreement dated as of September 11, 1996 to (i) extend the Exercise Period to March 11, 2003 and (ii) register for resale such Warrants in connection with the filing of the Company's next available registration statement.